SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary proxy statement	☐	Confidential, For Use of the Commission Only (as
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☒	Definitive proxy statement
☐	Definitive additional materials
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PLX Technology, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PLX TECHNOLOGY, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 21, 2003

To the Stockholders of PLX Technology, Inc.:

               NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PLX Technology, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, 870 Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, on May 21, 2003, for the following purposes:

               1.     ELECTION OF DIRECTORS. To elect six directors of the Company to serve until the 2004 annual meeting of stockholders or until their successors are elected and qualified.

               2.     RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS. To ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2003.

               3.     OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

               The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof.

                The Board of Directors has fixed the close of business on April 1, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the 2003 Annual Meeting of Stockholders and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Michael J. Salameh

Michael J. Salameh President and Director

Sunnyvale, California
April 18, 2003

               WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

PROXY STATEMENT
PROPOSAL NO. 1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plans
REPORT OF THE AUDIT COMMITTEE
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS
OTHER MATTERS
FORM 10-K ANNUAL REPORT

PLX TECHNOLOGY, INC.
870 Maude Avenue
Sunnyvale, California 94085

PROXY STATEMENT

General Information

     This Proxy Statement is furnished to the stockholders of PLX Technology, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2003 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 21, 2003 at the Company’s headquarters, 870 Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Company (to the attention of Rafael Torres, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, (ii) submitting new voting instructions via the Internet, (iii) calling the specifically designated telephone number and changing the vote, or (iv) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Solicitation and Voting Procedures

     This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about April 18, 2003. The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with such solicitation.

     The close of business on April 1, 2003 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 21,140,886 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors, the candidates receiving the greatest number of affirmative votes are elected, provided a quorum is present and voting. The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to approve Proposal No. 2 being submitted to the stockholders for their consideration.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. Broker “non-votes” are not counted in the tabulation of the voting results on the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, do not have an effect on the vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

     Shares of Common Stock cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Any stockholder may change their vote prior to the Annual Meeting by revoking their proxy or by (i) submitting a proxy bearing a later date, (ii) submitting new voting instructions via the Internet, or (iii) calling the specifically designated telephone number and changing their vote.

     The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

     An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the Annual Meeting and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors of the Company is currently set at seven. On November 12, 2002, the Board of Directors elected Robert H. Smith to the Board, bringing the total number of directors of the Company to seven.

     Eugene Flath will not seek re-election as a director and his term as director will automatically expire at the Annual Meeting. Subsequent to the Annual Meeting, the Board will amend the Company’s Bylaws to set the authorized number of directors at six.

     Six directors will be elected at the Annual Meeting to serve until the 2004 annual meeting of stockholders or until each director’s successor is elected or appointed and qualified or until the earlier resignation or removal of the director. Each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the six nominees for director who receives the greatest number of votes will be elected.

     Set forth below are the names, ages and certain biographical information relating to the director nominees.

Name of Nominee	Age	Position with Company	Director Since

Michael J. Salameh	48	President and Director	1986
D. James Guzy (1)(2)	66	Chairman of the Board	1986
Timothy Draper (1)	44	Director	1986
Young K. Sohn(2)(3)	46	Director	1999
John H. Hart(2)(3)	57	Director	1999
Robert H. Smith(1)	65	Director	2002

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee

     Michael J. Salameh co-founded the Company and has served as President and as a member of the Board of Directors since the Company’s inception in May 1986. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh received a B.S. in engineering and applied science from Yale University and an M.B.A. from Harvard Business School.

     D. James Guzy has served as Chairman of the Board since 1986. Since 1969, Mr. Guzy has been chairman of the Arbor Company, a limited partnership involved in the electronics and computer industry. Mr. Guzy is also a director of Cirrus Logic, Inc., Intel Corporation, Micro Component Technology, Inc., Novellus Systems, Inc., LogicVision, Davis Selected Group of Mutual Funds and Alliance Capital Management Technology Fund, and a member of the board of directors of several private technology companies. Mr. Guzy received a B.S. from the University of Minnesota and an M.S. from Stanford University.

     Timothy Draper has been a director of the Company since 1986. Mr. Draper has been a managing director of Draper Fisher Jurvetson, an investment company since 1992. Mr. Draper managed Draper Associates LP from 1986 to 1992. Mr. Draper received a B.S. in electrical engineering from Stanford University and an M.B.A. from Harvard Business School.

     Young K. Sohn has been a director of the Company since April 1999. Mr. Sohn has served as chief executive officer of Oak Technology, a semiconductor manufacturer since February 1999. From January 1993 until March 1999, Mr. Sohn held various executive management positions at Quantum Corporation, a disk drive manufacturer, including president of hard disk drive business. Prior to joining Quantum Corporation, Mr. Sohn was employed for nine years at Intel Corporation as a marketing and sales executive and director of worldwide channel marketing in Intel Corporation’s reseller channel organization. Mr. Sohn received a B.S. in electrical engineering from the University of Pennsylvania and an M.B.A. from MIT’s Sloan School of Management.

     John H. Hart has been a director of the Company since April 1999. Mr. Hart is currently a 3Com fellow and serves on the Board of Directors of Coherent Inc. and several private companies. In September 2000, he retired as senior vice president and chief technical officer of 3Com Corporation. From the time Mr. Hart joined 3Com Corporation in September 1990 until July 1996, he was vice president and chief technical officer. Prior to joining 3Com Corporation, Mr. Hart worked for Vitalink Communications Corporation for seven years, where his most recent position was vice president of network products. Mr. Hart received a B.S. in mathematics from the University of Georgia.

     Robert H. Smith joined the Board of Directors in November 2002. From May 1995 to August 2002, Mr. Smith worked at Novellus Systems, Inc., a semiconductor equipment manufacturer, where his last position was executive vice president of administration in the office of the CEO and board member. From June 1994 to September 1994, Mr. Smith held the position of chairman of the board of directors for Micro Component Technology, Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the president of Maxwell Graphics, Inc., a printing company. From 1982 through 1986, Mr. Smith held chief financial officer positions with Maxwell Communications of North America Corp. and R. R. Donnelley and Sons, both printing companies. He previously held executive positions with Honeywell, Inc., Memorex Corp. and Control Data Corp. Mr. Smith is currently a member of the board of directors for Cirrus Logic, Inc.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

     During the fiscal year ended December 31, 2002, the Board met six times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During the fiscal year ended December 31, 2002, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board.

     The Audit Committee, which held four meetings in the fiscal year ended December 31, 2002, consisted until December 11, 2002 of Mr. Draper, Mr. Guzy, and Mr. Sohn. Effective December 12, 2002, the Audit Committee consists of Mr. Smith, Mr. Draper and Mr. Guzy, with Mr. Smith serving as its chairman. The Audit Committee is primarily responsible for approving the services performed by the Company’s independent auditors, for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls, as well as other matters which may come before it or as directed by the Board.

     The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which was attached to the Company’s 2001 Proxy Statement as Appendix A. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

     The Compensation Committee, which held two meetings in the fiscal year ended December 31, 2002, consisted until December 11, 2002 of Mr. Flath and Mr. Guzy. Effective December 12, 2002, the Compensation Committee consists of Mr. Guzy, Mr. Hart and Mr. Sohn, with Mr. Hart serving as its chairman. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, and 1999 Non-Employee Director Stock Incentive Plan and performs such other duties as may from time to time be determined by the Board.

     The Nominating Committee, which held two meetings in the fiscal year ended December 31, 2002, consists of Mr. Sohn, who serves as chairman, and Mr. Hart. The Nominating Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate’s name, biographical data and qualifications.

Compensation of Directors

     Non-employee directors of the Company receive $4,000 upon initial election at the annual stockholders meeting and receive $2,000 in compensation for each Board of Directors meeting attended.

     The Company’s 1999 Non-Employee Director Plan (the “1999 Director Plan”) provides for annual automatic grants of nonqualified stock options to continuing non-employee directors. Under the 1999 Director Plan, each non-employee director will receive a nonqualified stock option grant of 15,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors. On the date of each annual stockholders’ meeting, each incumbent non-employee director who has served on the Board for at least eleven months will automatically be granted a nonqualified stock option to purchase 5,000 shares of the Company’s Common Stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value on the date of grant, are fully vested and immediately exercisable. On May 22, 2002, Mr. Draper, Mr. Flath, Mr. Guzy, Mr. Hart, and Mr. Sohn received nonqualified stock option grants under the Company’s 1999 Non-Employee Director Plan for 5,000 shares each of the Company’s Common Stock at an exercise price of $8.25 per share. In addition, upon his appointment to the Board of Directors, Mr. Smith received a nonqualified stock option grant on November 12, 2002 under the Company’s 1999 Director Plan for 15,000 shares of the Company’s Common Stock at an exercise price of $4.10 per share.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 1, 2003 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned (1)

Directors, Executive Officers and
5% Stockholders	Number	Percent(2)

D. James Guzy (3)	2,172,470	10.3%
Arbor Company
P.O. Box 128
Glenbrook, NV 89413	2,157,470	10.2%
Timothy Draper (4)	1,197,091	5.7%
Neil Gagnon (5)
1370 Avenue of the Americas, Suite 2002
New York, New York 10019	1,147,631	5.4%
Michael J. Salameh (6)	1,031,497	4.9%
Michael A. Hopwood (7)	316,499	1.5%
Lawrence Chisvin (8)	210,966	1.0%
Jack Regula (9)	197,084	*
Eugene Flath (10)	164,580	*
C. Mark Lipford (11)	57,811	*
Young K. Sohn (12)	47,572	*
John H. Hart (13)	30,000	*
Robert H. Smith (14)	15,000	*
All executive officers and directors as a group (13) persons)(15)	5,570,569	26.4%

*	Less than 1% of the outstanding common stock

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Percentage beneficially owned is based on 21,140,886 shares of Common Stock outstanding as of April 1, 2003.

(3)	Includes 2,157,470 shares held by Arbor Company of which Mr. Guzy is President. Also includes 15,000 shares subject to options exercisable within 60 days of April 1, 2003.

(4)	Includes 16,563 shares held by Draper Associates, Inc. and 64,779 shares held by Draper Associates, L.P. of which Draper Associates, Inc. is the General Partner. Mr. Draper is the President of Draper Associates, Inc. Also includes 85,326 shares held by JABE LLC of which Mr. Draper is a member and 342,840 shares held in trust for Mr. Draper’s minor children. Additionally, this number includes 667,583 shares held by the Timothy Draper Living Trust. Includes 20,000 shares subject to options exercisable within 60 days of April 1, 2003.

(5)	Based on a Schedule 13G filed February 6, 2003 which reports sole voting power over 249,500 shares, shared voting power over 355,029 shares, sole dispositive power over 247,465 shares, and shared dispositive power over 898,131 shares.

(6)	Includes 489,364 shares subject to options exercisable within 60 days of April 1, 2003 and 8,400 shares held by Mr. Salameh’s minor children.

(7)	Includes 191,499 shares subject to options exercisable within 60 days of April 1, 2003.

(8)	Includes 206,916 shares subject to options exercisable within 60 days of April 1, 2003.

(9)	Includes 152,474 shares subject to options exercisable within 60 days of April 1, 2003.

(10)	Includes 15,000 shares subject to options exercisable within 60 days of April 1, 2003.

(11)	Includes 57,811 shares subject to options exercisable within 60 days of April 1, 2003.

(12)	Includes 15,000 shares subject to options exercisable within 60 days of April 1, 2003.

(13)	Includes 30,000 shares subject to options exercisable within 60 days of April 1, 2003.

(14)	Includes 15,000 shares subject to options exercisable within 60 days of April 1, 2003.

(15)	Includes 1,338,063 shares subject to options exercisable within 60 days of April 1, 2003.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company’s independent auditors since the Company’s inception and has been appointed by the Board to continue as the Company’s independent auditors for the Company’s fiscal year ending December 31, 2003. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock entitled to vote and voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

     During the Company’s fiscal year ended December 31, 2002, the Company was billed for the following aggregate fees by Ernst & Young LLP:

     Audit Fees. Fees for audit services totaled approximately $279,300 in 2002 and approximately $244,700 in 2001, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and Securities and Exchange Commission registration statements on Form S-8.

     Tax Fees. Fees for tax service, including tax compliance, tax advice and tax planning, totaled approximately $110,739 in 2002 and $142,432 in 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2003

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee of the Board was formed in July 1990 and consists of D. James Guzy, John H. Hart and Young K. Sohn. Decisions concerning the compensation of the Company’s executive officers are made by the Compensation Committee and reviewed by the full Board (excluding any interested director).

Executive Officer Compensation Programs

     The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans.

     The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

     Base Salaries. Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s financial performance generally. The weight given each such factor by the Compensation Committee may vary from individual to individual.

     Incentive Bonuses. The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company’s executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by management and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance generally.

     Stock Option Grants. Stock options may be granted to executive officers and other employees under the 1999 Plan. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on the Company’s long-term performance which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the 1999 Plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

     Other Compensation Plans. The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) deferred compensation plan. Benefits under these general plans are indirectly tied to the Company’s performance.

     Deductibility of Compensation. It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code of 1966, as amended. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s President and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

     In the recent past, compensation paid to the Company’s President and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the

Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation.

     The Company does not expect base salary cash compensation paid to each of the Company’s executive officers subject to Section 162(m) to exceed $1 million for fiscal 2003, and therefore expects all such cash compensation to be deductible.

Chief Executive Officer Compensation

     The Company’s chief executive officer is Mr. Salameh, its President. The compensation of the President is reviewed annually on the same basis as discussed above for all executive officers. Mr. Salameh’s base salary for the fiscal year ended December 31, 2002 was $183,333 which was a voluntary reduction from his fiscal year 2001 base salary of $200,000. Mr. Salameh’s base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Salameh’s base salary was below the approximate median of the base salary range for presidents/chief executive officers of comparable companies. For the fiscal year ended December 31, 2002, no bonus was paid to the President of the Company.

MEMBERS OF THE COMPENSATION COMMITTEE

John H. Hart, Chairman D. James Guzy Young K. Sohn

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth certain information concerning compensation of (i) each person that served as the Company’s chief executive officer during the fiscal year of the Company ended December 31, 2002, and (ii) the four other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended December 31, 2002 (collectively, the “Named Executive Officers”):

				Long-Term
		Annual Compensation		Compensation

				Securities Underlying
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)

Michael J. Salameh,	2002	$183,333	—	—
President and Director	2001	200,000	—	100,000
	2000	178,400	$293,370	76,364
Jack Regula,	2002	$186,000	—	30,000
Chief Technology Officer	2001	186,000	—	25,000
	2000	102,083	$38,000	116,359
Lawrence Chisvin,	2002	$168,000	—	55,000
Vice President, Marketing	2001	168,000	—	60,000
	2000	86,962	$98,126	135,000
C. Mark Lipford,	2002	$160,076	$25,000	185,000
Vice President,
Engineering (1)
Michael A. Hopwood,	2002	$160,000	—	30,000
Vice President,	2001	160,000	—	40,000
Worldwide Sales	2000	138,800	$369,682	70,000

(1)	Mr. Lipford joined the Company on February 25, 2002 and his compensation in 2002 reflects compensation from that date.

Option Grants in Last Fiscal Year

     The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2002. In addition, as required by the Securities and Exchange Commission rules, the table sets forth the potential realizable value over the term of the option (the period from the grant to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

	Individual Grants

		Percent of			Potential Realizable
		Total			Value at Assumed
	Number of	Options			Annual Rate of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees	Exercise Price		Option Term
	Options	in Fiscal	Per	Expiration
Name	Granted(#)	Year(3)	Share($/Sh)(4)	Date(5)	5%	10%

Michael J. Salameh	—	—	—	—	—	—
Jack Regula	30,000 (1)	2.9%	$16.65	02/01/12	$314,133	$796,074
Lawrence Chisvin	55,000 (1)	5.3%	16.65	02/01/12	575,910	1,459,470
C. Mark Lipford	185,000 (2)	18.0%	13.05	03/01/12	1,518,309	3,847,693
Michael A. Hopwood	30,000 (1)	2.9%	16.65	02/01/12	314,133	796,074

(1)	Each of these options are subject to a vesting schedule whereby fifteen percent (15%) of the option shares vest upon the one year anniversary of the date of grant and the remaining shares vest over the next thirty-six (36) months thereafter as follows: twenty percent (20%) of the option shares vest during the second year after the grant, thirty percent (30%) of the option shares vest during the third year after the grant and the remaining thirty five percent (35%) of the option shares vest during the fourth year after the grant. Each option has a ten year term from the date of grant.

(2)	This option is subject to a vesting schedule whereby twenty-five percent (25%) of the option shares vest upon the one year anniversary of the date of grant and the remaining shares vest equally over the next thirty-six (36) months thereafter, such that the option shares are one hundred percent (100%) vested on the fourth anniversary of the date of grant. The option has a ten year term from the date of grant.

(3)	For the fiscal year ended December 31, 2002, the Company granted options to employees to purchase an aggregate of 1,030,300 shares.

(4)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock at the date the options were granted.

(5)	Options may terminate before their expiration dates if the optionee’s status as an employee or consultant is terminated or upon the optionee’s death or disability.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

     The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2002, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2002, and the value of “in-the-money” stock options, which represent the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2002.

			Number of Securities		Value of Unexercised in-the-
	Number of		Underlying Unexercised Options		money Options at
	Shares	Value	at December 31, 2002(#)		December 31, 2002($)(2)
	Acquired on	Realized
Name	Exercise (#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Salameh	—	—	489,364	—	—	—
Jack Regula	—	—	158,975	30,000	$78,186	—
Lawrence Chisvin	—	—	195,000	55,000	—	—
C. Mark Lipford	—	—	—	185,000	—	—
Michael A. Hopwood	30,000	$220,912	185,000	30,000	—	—

(1)	The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on the exercise date.

(2)	Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 2002 ($3.91 per share), the last trading day of the year, and the exercise price of the Named Executive Officers’ respective options.

Equity Compensation Plans

     The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, all of which, except for the Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan assumed upon the Company’s acquisition of Sebring Systems, Inc., have been approved by the Company’s stockholders. Information in the table is as of December 31, 2002.

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price	equity compensation
	of outstanding	of outstanding options,	plans (excluding
	options, warrants	warrants	securities reflected
Plan Category	and rights (a)	and rights (b)	in column (a)) (c)

Equity compensation plans	3,274,130	$13.49	2,026,007
approved by security holders (1)
Equity compensation plans	129,178	$2.73	—
not approved by security holders (2)
Total / Weighted Ave./Total	3,403,308	$13.09	2,026,007

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the following equity compensation plans: 1998 Stock Incentive Plan, 1999 Stock Incentive Plan and 1999 Non-Employee Director Option Program, which shares to be issued under the 1999 Non-Employee Director Option Program will come from shares of the Company’s Common Stock reserved for issuance under the 1999 Stock Incentive Plan.

(2)	As of December 31, 2002, options and rights to purchase an aggregate of 129,178 shares of the Company’s Common Stock at a weighted average exercise price of $2.73 were outstanding under the Sebring Systems, Inc. 1997 Stock Option/Stock Issuance

Plan, which options and rights were assumed in connection with acquisition of Sebring Systems, Inc. by the Company. No further option grants will be made under the assumed equity compensation plans.

REPORT OF THE AUDIT COMMITTEE

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

     The Audit Committee consists of Robert H. Smith, D. James Guzy and Timothy Draper. Each of the members of the Audit Committee is independent (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards).

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually appoints a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s internal accounting controls, the Company’s financial statements contained in the Company’s Annual Report to its stockholders and other related matters. A more detailed description of the functions of the Audit Committee can be found in the Company’s Audit Committee Charter, a copy of which was attached to the Company’s 2001 Proxy Statement as Appendix A.

     The Audit Committee has reviewed and discussed with management the financial statements for fiscal year ended December 31, 2002 audited by Ernst &Young LLP, the Company’s independent certified public accountants. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), and has discussed with Ernst & Young LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

     The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as its independent certified public accountants for the fiscal year ending December 31, 2003.

MEMBERS OF THE AUDIT COMMITTEE

Robert H. Smith, Chairman D. James Guzy Timothy Draper

MANAGEMENT

Executive Officers

     The executive officers, their ages and their positions with the Company as of December 31, 2002, are as follows:

Name	Age	Position

Michael J. Salameh	48	President and Director
Rafael Torres	34	Vice President, Finance, Chief Financial Officer and Secretary
Lawrence Chisvin	48	Vice President, Marketing
Michael A. Hopwood	40	Vice President, Worldwide Sales
Hector A. Berardi	38	Vice President, Operations
Jack Regula	54	Vice President, Chief Technology Officer
C. Mark Lipford	50	Vice President, Engineering

     Michael J. Salameh co-founded the Company and has served as President and as a member of the Board of Directors since the Company’s inception in May 1986. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh received a B.S. in engineering and applied science from Yale University and an M.B.A. from Harvard Business School.

     Rafael Torres has served as the Company’s Vice President, Finance and Chief Financial Officer since November 2000. From May 1999 to November 2000, Mr. Torres served as the Company’s Corporate Controller. From September 1998 to May 1999, Mr. Torres was employed by OnCommand Corporation, an on demand video company, as accounting manager. From June 1997 to September 1998, Mr. Torres was employed by Silicon Valley Group, a semiconductor equipment company, as manager of financial reporting and analysis. From September 1994 to June 1997, Mr. Torres was employed with PriceWaterhouse LLP, a public accounting firm, as senior auditor. Mr. Torres received a B.S. in accounting from Santa Clara University. Mr. Torres is a Certified Public Accountant.

     Lawrence Chisvin has served as the Company’s Vice President, Marketing since May 2000. From September 1998 through May 2000, Mr. Chisvin was employed by Neomagic, a semiconductor company, as director of marketing. From May 1996 through September 1998, Mr. Chisvin was employed by LSI Logic, a semiconductor company, as director of marketing. Prior to LSI Logic, Mr. Chisvin was employed in a variety of marketing and engineering positions at S3, Philips, Western Digital, and Digital Equipment Corporation. Mr. Chisvin received a B.S. in electrical engineering from Northeastern University and an M.S. in electrical engineering from Worcester Polytechnic Institute.

     Michael A. Hopwood has served as the Company’s Vice President, Worldwide Sales since 1995. From 1989 to 1995, he held a variety of other sales management positions with the Company. From 1984 until 1989, Mr. Hopwood held various sales positions at Intel Corporation, a semiconductor manufacturer. Mr. Hopwood received a B.S. in physics engineering from Pacific Lutheran University.

     Hector A. Berardi has served as the Company’s Vice President, Operations since August 2002. From April 1999 to July 2002, Mr. Berardi served as the vice president of operations at Ubicom Inc., a developer of wireless network processors and software platforms. From June 1998 to April 1999, Mr. Berardi was a design and program manager for the advanced RISC core development group at ST Microelectronics, a semiconductor company. From July 1997 to May 1998, Mr. Berardi worked at National Semiconductor Corporation, a semiconductor company, where his last position was senior product engineering manager for microcontroller technologies. Mr. Berardi received an M.B.A. and a B.S. in electrical engineering from Santa Clara University.

     Jack Regula has served as the Company’s Vice President, Chief Technology Officer since October 2001. From May 2000 to October 2001, Mr. Regula served as the Company’s Chief Scientist. Mr. Regula founded Sebring Systems, Inc., a semiconductor company, in 1996 and was the chairman and chief technology officer of Sebring

Systems, Inc. from 1996 until its acquisition by the Company in May 2000. Prior to Sebring Systems, Inc., Mr. Regula was employed in a variety of engineering management positions at Sunscoop Corporation, Force Computers, and Ironics, Inc. Mr. Regula received a B.S. in electrical engineering and an M.S. in electrical engineering, both from Rensselaer Polytechnic Institute.

     C. Mark Lipford has served as the Company’s Vice President, Engineering since February 2002. From February 2001 to September 2001, Mr. Lipford served as the Vice President of Engineering at IKOS Systems, Inc., a provider of hardware assisted design verification products. From April 1989 to February 2001, Mr. Lipford worked at Hewlett-Packard Company, where his last position was R&D Lab Manager of Hewlett-Packard’s VeriFone division. Mr. Lipford received a B.S. in electrical engineering at Virginia Polytechnic Institute.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Intel Corporation are related parties due to the fact that the Chairman of the Company’s Board of Directors, D. James Guzy, also serves on the Board of Directors of Intel Corporation. For the years ended December 31, 2002, 2001, and 2000, net revenues, which were transacted at arm’s length prices, from Intel Corporation were approximately $0.7 million, $0.7 million, and $1.0 million, respectively.

     On June 18, 1997, Jack Regula entered into a seven-year promissory note in the original amount of $50,000 in connection with the purchase of certain shares of common stock from Sebring Systems, Inc. The note is secured by the purchased shares pursuant to a stock pledge agreement entered into on the same date. The note bears interest at 6% per annum. In connection with the sale of Sebring Systems, Inc. to the Company, the collateral was replaced with 27,155 shares of the Company’s Common Stock that Mr. Regula received as consideration for the sale of the pledged shares. The largest amount outstanding on the loan during fiscal 2002 was $66,599.

PLX TECHNOLOGY, INC.

STOCK PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph shall not be deemed to be incorporated by reference into any such filings.

     The following graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock from April 6, 1999, the date of the Company’s initial public offering, through the end of the Company’s fiscal year ended December 31, 2002, with the percentage change in the cumulative total return for the Philadelphia Semiconductor Index and Russell 2000 Index. The comparison assumes an investment of $100 on April 6, 1999 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the graph below is not necessarily indicative of future price performance.

STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2004 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between February 2, 2004 and March 4, 2004. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intended to be presented at the Company’s 2004 annual meeting of stockholders must be received by the Company not later than December 19, 2003 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended December 31, 2002, all Reporting Persons complied with all applicable filing requirements, except for one Form 4 filing reporting the transfer of shares from Michael Salameh to his children and one Form 4 filing reporting the transfer of shares from Timothy Draper to his siblings, both of which were inadvertently filed late.

Other Matters

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

     UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PLX TECHNOLOGY, INC., 870 MAUDE AVENUE, SUNNYVALE, CALIFORNIA 94085, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

/s/ Michael J. Salameh

Michael J. Salameh President and Director
April 18, 2003 Sunnyvale, California

DETACH HERE

PROXY

PLX TECHNOLOGY, INC.

870 Maude Avenue
Sunnyvale, CA 94085

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 21, 2003

     Michael J. Salameh and Rafael Torres, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of PLX Technology, Inc. (the “Company”), to be held on Wednesday, May 21, 2003 at the Company’s headquarters, 870 Maude Avenue, Sunnyvale, California, and any adjournment or postponement thereof.

     Election of six directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: (01) MICHAEL J. SALAMEH, (02) D. JAMES GUZY, (03) ROBERT H. SMITH, (04) TIMOTHY DRAPER, (05) YOUNG K. SOHN AND (06) JOHN H. HART.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

PLX TECHNOLOGY, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/plxt	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	ZPLX21 L

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all directors, and FOR proposal 2.

The Board of Directors recommends a vote FOR the Election of Directors and FOR proposal 2.

				FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse):		2.	To ratify and approve the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.	☐	☐	☐
FOR	WITHHELD
☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
☐

For all nominee(s) except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Signature:                                                          Date:_________________ Signature:_____________________________Date:___________